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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Netgateway, Inc:

    We consent to the use of our report dated August 23, 1999, except for the last two paragraphs of note 1, which is as of October 1, 1999, on the consolidated financial statements of Netgateway, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the year ended June 30, 1999 and the period March 4, 1998 (inception) through June 30, 1998, included in the registration statement and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
Los Angeles, California
May 4, 2000